SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) and (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 6) 1


                            The Leather Factory, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0024, Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    522126101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  -------------






--------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  522126101             13G             Page   2    of    5    Pages

--------------------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                       Robin L. Morgan
--------------------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]

                                                                  (b)  [ ]
                       Not Applicable
--------------------------------------------------------------------------------
    3.       SEC USE ONLY


--------------------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION


                       United States
--------------------------------------------------------------------------------
       NUMBER OF          5.   SOLE  VOTING POWER

        SHARES                     49,146

                         -------------------------------------------------------
     BENEFICIALLY         6.   SHARED VOTING POWER

       OWNED BY                 3,233,102

                         -------------------------------------------------------
         EACH             7.   SOLE DISPOSITIVE POWER

       REPORTING                        0
                         -------------------------------------------------------
      PERSON WITH         8.   SHARED DISPOSITIVE POWER

                                3,282,248
--------------------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       3,282,248
--------------------------------------------------------------------------------
    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES         [ ]
             CERTAIN SHARES*

                       Not Aplicable
--------------------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       33.3%
--------------------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON*

                       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.  (a)      Name of Issuer:
                  --------------

                  The Leather Factory, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  3847 East Loop 820 South
                  Fort Worth, Texas 76119

Item 2.  (a)      Name of Person Filing:
                  ---------------------

                  Ronald C. Morgan

         (b)      Address of Principal Business Office or, if none,  Residence:
                  ------------------------------------------------------------

                  3847 East Loop 820 South
                  Fort Worth, Texas 76119

         (c)      Citizenship:
                  -----------

                  United States

         (d)      Title of Class of Securities:
                  ----------------------------

                  Common Stock, $0.0024 par value

         (e)      CUSIP Number:
                  ------------

                  522126101

Item 3.  Type of Reporting Person:
         ------------------------

         Not Applicable.

Item 4.  Ownership:
         ---------

         (a)      Amount Beneficially Owned:
                  -------------------------

                  3,282,248 shares of Common Stock.
                  Direct (1):     3,134,300
                  Indirect (2):     147,948

         (b)      Percent of Class:
                  ----------------

                  33.3%


                               Page 3 of 5 Pages
                               -----------------

         (c)      Number of Shares as to which such person has:
                  --------------------------------------------

                  (i)      Sole power to vote or to direct the vote: 49,146

                  (ii)     Shared power to vote or to direct the vote: 3,233,102

                  (iii)    Sole  power  to  dispose or to direct the
                           disposition of:  0

                  (iv) Shared power to dispose or to direct the disposition of: 3,282,248

         (d)      Shares which there is a right to acquire:  0

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

                  Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person :
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired  the
         -----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company:
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

                  Not Applicable.

Item 9.  Notice of Dissolution of Group:
         ------------------------------

                  Not Applicable.

Item 10. Certification:
         -------------

                  Not Applicable.

(1)  The  shares  reflected  as directly  owned  are held  with  spouse,  Ronald
     C. Morgan, in joint tenancy (community property).

(2) The reporting person disclaims beneficial ownership in regards to 98,802 shares of these securities which are indirectly held by said person, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

                               Page 4 of 5 Pages
                               -----------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2000



                                                     /s/ Robin L. Morgan
                                                    --------------------
                                                         Robin L. Morgan




                               Page 5 of 5 Pages
                               -----------------